Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-133875 on Form N-14 of our report dated August 23, 2005, relating to the financial statements and financial highlights of Short Term Portfolio, one of the portfolios constituting Merrill Lynch Municipal Bond Fund, Inc. (the "Fund"), appearing in the Annual Report on Form N-CSR of the Fund for the year ended June 30, 2005. We also consent to the references to us under the captions "Other Service Providers-ML Fund" in the Combined Prospectus/Proxy Statement and "Financial Statements" in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP
Princeton, New Jersey
June 14, 2006